FOR IMMEDIATE RELEASE		December 20, 2018
Media Contact: Analyst Contact:	Jenna Rowell (602) 250-3379 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
Guldner Named APS President; Trevathan Joins Board of Directors

PHOENIX - Pinnacle West Capital Corporation today announced that Jeffrey B. Guldner has been named president of Arizona Public Service (APS), the company’s principal subsidiary.  He will have responsibility for all areas of APS excluding nuclear generation.

Guldner reports to Don Brandt, chairman, CEO and president of Pinnacle West and chairman and CEO of APS.  Brandt, who currently serves as chairman of the Nuclear Energy Institute, will retain direct responsibility over nuclear generation to leverage his industry experience and ensure a continued focus on excellence at Palo Verde Generating Station.

Also today, Pinnacle West announced that James E. (Jim) Trevathan, executive vice president and chief operating officer of Waste Management Inc., has been elected to the boards of directors of Pinnacle West and APS. Trevathan is retiring at the end of this month after a 40-year career with Waste Management.

Guldner most recently served as executive vice president of public policy, where he had oversight for the company’s regulatory, legal and government affairs functions.  He has also served as general counsel, and previously had responsibility for customer service.

“Jeff’s legal and public policy experience, and his deep understanding of complex issues facing our state have been valuable assets to APS,” said Brandt. “I know that under his thoughtful leadership, the company will be well positioned to meet the challenges presented by a growing Arizona.”

Active in a variety of business and cultural organizations throughout Arizona, Guldner currently chairs the East Valley Partnership and serves on the boards of the Greater Phoenix Economic Council and the Arizona Theatre Company.  He is a former chair of the Edison Electric Institute’s Executive Advisory Council for Energy Delivery.

Prior to joining APS in 2004, Guldner was a partner in the Phoenix office of Snell & Wilmer LLP, where he practiced public utility, telecommunications and energy law.  Guldner was a surface warfare officer in the United States Navy and an assistant professor of naval history at the University of Washington.

Guldner received his undergraduate degree from the University of Iowa in 1987.  He graduated magna cum laude from the Arizona State University College of Law in 1996.

He has completed executive education courses in nuclear reactor technology at MIT and advanced management at Columbia Business School.

“APS is a great company with a bright future and a long history of service to Arizona,” said Guldner.  “I’m grateful to Don for his support, confidence and continuing leadership.  As I take on these new responsibilities, I’m fortunate to be surrounded by a talented and experienced team at APS.”

New board member Jim Trevathan has held a variety of leadership positions in his career at Waste Management.  Prior to his current role as EVP and COO, he served as executive vice president of growth, innovation and field support.

“Jim’s experience working at the highest levels in an industry that values operational excellence, customer service and environmental stewardship will make him a great fit for our board,” said Brandt. “His perspective and insights will make us stronger.”

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of almost $18 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.